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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of Advanced Thermal Sciences Corporation


     We consent to the use in Amendment No. 3 to Registration Statement No. 333-44384 of Advanced Thermal Sciences Corporation (a wholly owned subsidiary of BE Aerospace, Inc.) (the "Company") on Form S-1 of our report dated August 14, 2000 (except Note 9 which is as of September 20, 2000), appearing in the Prospectus, which is a part of this Registration Statement, and our report dated August 14, 2000, relating to the financial statement schedule appearing elsewhere in this Registration Statement.


     We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California

October 18, 2000